Exhibit 11

                               DT INDUSTRIES, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                    (In thousands, except per share amounts)

                                             Three Months Ended                 Nine Months Ended

                                         March 30,         March 24,         March 30,         March 24,
                                           1997              1996              1997              1996
                                       -------------     -------------     -------------     -------------
Income before extraordinary loss       $      7,216      $      3,396      $     18,127      $      8,694
Extraordinary loss                                                                  324
                                       -------------     -------------     -------------     -------------
Net income                             $      7,216      $      3,396      $     17,803      $      8,694
                                       =============     =============     =============     =============

Primary:

   Weighted average number of
      shares outstanding                     11,268             9,000            10,034             9,000
   Add dilutive effect of stock
      options based on treasury
      stock method using average
      market price                              485                45               470                 7
   Add shares contingently issuable
      to the former owner of Kalish
      assuming maintenance of
      current earnings                          130                                 130
                                       -------------     -------------     -------------     -------------
   Primary weighted average
      shares outstanding                     11,883             9,045  b         10,634             9,007 b
                                       =============     =============     =============     =============

   Primary earnings per share
      before extraordinary loss        $       0.61 a    $       0.38 a    $       1.70 a    $       0.97 a

   Extraordinary loss                                                              0.03
                                       -------------     -------------     -------------     -------------
   Primary net income per share        $       0.61 a    $       0.38 a    $       1.67 a    $       0.97 a
                                       =============     =============     =============     =============



     a    As all potentially  dilutive  securities  are considered  common stock equivalents, fully diluted earnings per share is not materially different from primary earnings per share.

     b    The  effect  of  common  stock  equivalents   and/or   other  dilutive
     securities was not material in this period; therefore, presentation on the income statement was not considered necessary.